Exhibit 5.1

HUNTON ANDREWS KURTH LLP FILE NO: 026333.1

May 21, 2020

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Owens & Minor, Inc.

Issuance of up to $50,000,000 of Common Stock

Ladies and Gentlemen:

We have acted as special Virginia counsel to Owens & Minor, Inc., a Virginia corporation (the “Company”), in connection with the offer and sale by the Company of shares of its common stock, $2.00 par value per share, having an aggregate gross sales price of up to $50,000,000 (the “Shares”) pursuant to the terms of (i) the Equity Distribution Agreement, dated as of May 21, 2020 (the “Equity Distribution Agreement”), between the Company and Citigroup Global Markets Inc. (the “Manager”) and (ii) any Terms Agreement, in the form attached as Annex I to the Equity Distribution Agreement (each, a “Terms Agreement”), to be entered into between the Company and the Manager. The Shares have been registered on a Registration Statement on Form S-3 (File Number 333-238068) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 7, 2020 and declared effective by the Commission on May 20, 2020.

The Shares will be offered and sold as set forth in the Registration Statement, the base prospectus contained therein, dated May 20, 2020 (the “Base Prospectus”), and the prospectus supplement, dated May 21, 2020, filed with the Commission on May 21, 2020 under Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates of officers of the Company and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the resolutions adopted by the Company’s Board of Directors on April 30, 2020, (iv) the Equity Distribution Agreement, (v)

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Owens & Minor, Inc.

May 21, 2020

the form of Terms Agreement, (vi) the Registration Statement, (vii) the Prospectus and (viii) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is validly existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and the completion of all deliveries not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Company has the corporate power and authority to issue the Shares.

3. The Shares have been duly authorized and, when issued and delivered upon payment therefor in accordance with the terms of the Equity Distribution Agreement and, if applicable, any Terms Agreement, the Shares will be validly issued, fully paid and nonassessable

The opinion set forth in paragraph 1 above as to the valid existence and good standing of the Company is based solely upon our review of the Good Standing Certificate.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal

Owens & Minor, Inc.

May 21, 2020

Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP